Exhibit 99.1

December 27, 2018

BioXcel Therapeutics Receives FDA Fast Track Designation for BXCL501 for Acute Treatment of Agitation

Fast track designation for BXCL501 will help facilitate anticipated registration trials in 2019 upon completion of pharmacokinetic (bioavailability) and safety study

NEW HAVEN, Conn., Dec. 27, 2018 (GLOBE NEWSWIRE) — BioXcel Therapeutics, Inc. (“BTI” or “Company”) (Nasdaq: BTAI), today announced that the U.S. FDA has granted Fast Track Designation for its investigational drug BXCL501, a proprietary sublingual film of dexmedetomidine, for the treatment of acute agitation. BTI is a clinical-stage biopharmaceutical development company utilizing novel artificial intelligence approaches to identify the next wave of medicines across neuroscience and immuno-oncology.

FDA’s Fast Track program is designed to provide certain benefits for new drugs that treat serious or life-threatening conditions and demonstrate the potential to address unmet medical needs. The designation provides the opportunity for more frequent meetings with the FDA over the course of development and allows for the potential of rolling submission of individual sections of a New Drug Application for review. If supported by clinical data, this designation allows for the potential of priority review.

Dr. Chetan Lathia, Senior Vice President and Head, Translational Medicine, Clinical Pharmacology and Regulatory Affairs of BTI, commented, “Acute agitation represents a growing healthcare problem and major unmet clinical need with only suboptimal, invasive treatment options with serious potential side effects available to these patients. The fast track designation for BXCL501 reinforces its potential to address unmet medical needs. This milestone also has the potential to accelerate regulatory review and enable us to bring BXCL501 to market more efficiently.”

Dr. Vimal Mehta, Chief Executive Officer of BTI, commented, “Fast track designation for BXCL501 highlights FDA’s recognition of our investigational therapy as a possible treatment for acute agitation associated with schizophrenia, bipolar disorder and dementia. This regulatory milestone will help facilitate clinical development and expedite regulatory review of BXCL501, bringing us closer to potentially delivering an optimal therapeutic solution effective for both patients and caregivers.”

BTI is currently conducting a Phase 1 study placebo-controlled, single dose, dose-escalation study of BXCL501. The study is expected to enroll up to 60 healthy adult volunteers across various dosing groups. The primary endpoints are pharmacokinetics and safety, with secondary endpoints including assessment of pharmacodynamics (PD)

Exhibit 99.1

and the relationship between BXCL501 concentrations and PD endpoints. The Company expects to report top-line data from the study in the first half of 2019.

About BXCL501:

BXCL501 is a first in class, proprietary sublingual film of dexmedetomidine, a selective alpha 2a receptor agonist intended for the treatment of acute agitation. BTI believes that BXCL501 directly targets a causal agitation mechanism and has demonstrated anti- agitation effects in preclinical and clinical studies. It has a well-established regulatory and reimbursement path for the acute treatment of agitation in schizophrenia and bipolar disorder, as demonstrated by Adasuve, a drug previously-approved by the FDA

About Treatment of Agitation:

Agitation, including the acute treatment of agitation, remains a growing global healthcare burden. The Company estimates the total direct financial cost of all aspects of care for agitation in Alzheimer’s disease to be approximately $40 billion per year. The Company believes approximately 5.0 million patients with Alzheimer’s disease, schizophrenia and bipolar disorder experience agitation in the U.S. Approximately 1.1 million of these patients experience mild to moderate agitation and represent a potential patient population for treatment with BXCL501.

About BioXcel Therapeutics, Inc.:

BioXcel Therapeutics, Inc. is a clinical stage biopharmaceutical company focused on drug development that utilizes novel artificial intelligence approaches to identify the next wave of medicines across neuroscience and immuno-oncology. BTI’s drug re-innovation approach leverages existing approved drugs and/or clinically validated product candidates together with big data and proprietary machine learning algorithms to identify new therapeutic indices. BTI’s two most advanced clinical development programs are BXCL501, a sublingual thin film formulation designed for acute treatment of agitation resulting from neurological and psychiatric disorders, and BXCL701, an immuno-oncology agent designed for treatment of a rare form of prostate cancer and for treatment of pancreatic cancer. For more information, please visit www.bioxceltherapeutics.com.

Forward-Looking Statements:

This press release includes “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements in this press release include, but are not limited to, statements that relate to the advancement and development of BXCL501 and BXCL701, the commencement of clinical trials, the availability of data from clinical trials and other information that is not historical information. When used herein, words such as “anticipate”, “being”, “will”, “plan”, “may”, “continue”, and similar expressions are intended to identify forward-looking statements. In addition, any statements or information that refer to expectations, beliefs, plans, projections, objectives, performance or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking. All forward-looking statements are based upon BioXcel’s current expectations and various assumptions. BioXcel believes there is a reasonable basis for its expectations and beliefs, but they are inherently uncertain. BioXcel may not realize its expectations, and its beliefs may not prove correct. Actual results could differ materially from those described or implied by such forward-looking statements as a result of various important factors, including, without limitation, market

Exhibit 99.1

conditions and the factors described under the caption “Risk Factors” in BioXcel’s Form 10Q for the period ending September 30, 2018, and BioXcel’s other filings made with the Securities and Exchange Commission. Consequently, forward-looking statements should be regarded solely as BioXcel’s current plans, estimates and beliefs. Investors should not place undue reliance on forward-looking statements. BioXcel cannot guarantee future results, events, levels of activity, performance or achievements. BioXcel does not undertake and specifically declines any obligation to update, republish, or revise any forward-looking statements to reflect new information, future events or circumstances or to reflect the occurrences of unanticipated events, except as may be required by law.

Contact Information:

The Ruth Group for BTI:

Lee Roth / Janhavi Mohite

646-536-7012 / 7026

lroth@theruthgroup.com / jmohite@theruthgroup.com

Source: BioXcel Therapeutics, Inc.